EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, (this "Agreement") dated as of July 28, 2010, is entered into by and between **Total Apparel Group, Inc.**, a Nevada corporation (the "Company") and **Accelerant Partners LLC**, a Delaware limited liability company ("Accelerant").

WITNESSETH:

WHEREAS, Accelerant currently holds a promissory note from the Company, in the aggregate principal amount of two million five hundred thousand dollars ($2,500,000.00), (the "Original Debt") and attached hereto as Exhibit A; and

WHEREAS, Accelerant and the Company are willing to exchange the Original Note (as defined below) for Series B convertible preferred stock of the Company in the form attached hereto as Exhibit B (the "Preferred Stock").

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1. Accelerant and the Company hereby agree to exchange the debt instrument representing the Original Debt (the "Original Note") for the Preferred Stock. Thus, concurrently with the execution of this Agreement, Accelerant shall deliver to the Company, the Original Note, if applicable, and the Company shall execute and deliver to Accelerant an executed copy of the certificate of designations for the Preferred Stock.

2. Accelerant represents and warrants to, and covenants and agrees with, the Company as follows:

    a. Accelerant is exchanging the Original Note for the Preferred Stock for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

    b. Accelerant is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Preferred Stock.

3. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each party hereto agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement and any transaction associated with the Original Note and Preferred Stock (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the city of New York, Borough of Manhattan. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the Preferred Stock attached hereto, contains the entire agreement of the parties with respect to the subject matter hereto, superseding all prior agreements, understandings or discussions.

IN WITNESS WHEREOF, the Company and Accelerant have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

Total Apparel Group, Inc.

By:____________________
Name: Janon Costley
Title: Chief Executive Officer

Accelerant Partners LLC

By:____________________
Name: S Hicks
Title: Manager